March 19, 2025	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2025 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for February 2025, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration increased 12% over the prior-year period; however, declined 1% compared to the preceding month primarily due to lower equity markets in February, partially offset by modest net inflows,” said CEO Paul Shoukry. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances of $56.6 billion declined 3% year-over-year and 1% sequentially. Our investment banking pipeline remains strong, although macroeconomic uncertainty has resulted in lower levels of closings in the first two months of the quarter as compared to the preceding quarter.”

Operating Data

	As of			% change from
$ in billions	February 28, 2025	February 29, 2024	January 31, 2025	February 29, 2024	January 31, 2025
Client assets under administration	$1,579.2	$1,416.1	$1,590.0	12%	(1)%
Private Client Group assets under administration	$1,517.9	$1,357.6	$1,524.7	12%	—%
Private Client Group assets in fee-based accounts	$896.7	$775.4	$898.4	16%	—%
Financial assets under management	$251.1	$220.5	$250.9	14%	—%

Bank loans, net	$47.6	$44.0	$47.5	8%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$56.6	$58.2	$57.3	(3)%	(1)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.58 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.